UCP APPOINTS TIMOTHY BAKER TO ROLE OF CHIEF ACCOUNTING OFFICER

SAN JOSE, California, (April 10, 2015) – UCP, Inc., (NYSE: UCP) today announced that it has appointed Timothy Baker as Chief Accounting Officer. Mr. Baker joined UCP in 2014 as its Corporate Controller.

“Tim’s expertise in accounting, audit and SEC reporting will further strengthen our processes and efficiencies,” said William La Herran, Chief Financial Officer of UCP. “Tim has contributed significantly to UCP during his tenure with us and we look forward to continuing to work with him in his expanded role. We are excited to leverage his operational acumen as we continue to drive significant growth in our business while also realizing cost efficiencies.”

Reporting to William La Herran, Mr. Baker will oversee accounting, SEC reporting and other accounting-related functions of the organization.

Mr. Baker has more than 20 years of accounting and finance experience during his career. Prior to joining UCP, he served as Senior Vice President and Controller for NTS Development Company from 2000 to 2014. His experience also includes financial leadership positions at Service Merchandise and John-Kenyon American Eye Institute. He started his career as an accountant, which included key roles at Deloitte. He is a graduate of University of Louisville and a certified public accountant.

About UCP, Inc.
UCP is a homebuilder and land developer with land acquisition and entitlement expertise with operations in California, Washington State, North Carolina, South Carolina, and Tennessee. UCP designs, constructs and builds high-quality, sustainable single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiaries, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design, and customer-centric service and warranty programs.

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